Exhibit 10.18

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Employment Agreement”), executed on March 29, 2010 and effective as of April 1, 2010 (the “Effective Date”), is made by and between Integrated Healthcare Holdings, Inc., a Nevada corporation (the “Company”), and Steven Blake (“Executive” and, together with the Company, the “Parties”), and amends and restates in its entirety that certain Amended Employment Agreement between the Parties enforceable as of March 21, 2008 (the “Original Agreement”).

RECITALS

A.           The Company is engaged in the business of managing and operating hospitals and other health care facilities (the “Business”).

B.           The Parties previously entered into the Original Agreement enforceable as of March 21, 2008, and the Company desires to continue to employ Executive, and Executive desires to continue to serve, as Executive Vice President of Finance and Chief Financial Officer of the Company, subject to the terms and conditions set forth in this Employment Agreement.

C.           The Company and Executive wish to amend and restate in its entirety the Original Agreement in the form set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto do hereby amend and restate the Original Agreement in its entirety to read in full as set forth in this Employment Agreement as follows:

AGREEMENT

1.           Incorporation of Recitals.  The above recitals are incorporated herein by this reference.

2.           Term of Employment.  The Company hereby employs Executive and Executive hereby accepts employment with the Company for a period of three (3) years commencing on the Effective Date.  Executive’s employment shall automatically renew for successive one (1) year periods, unless his employment terminates as provided in Article 6 below.

3.           Position and Duties.

3.1           Executive shall serve as the Company’s Executive Vice President of Finance and Chief Financial Officer.  Executive’s principal duties and responsibilities (“Duties”) shall be (a) to serve as the primary Executive charged with responsibility for the reporting and accounting functions of the Company, (b) to monitor and report on compliance with the laws and regulations regarding disclosures required by the Securities and Exchange Act of 1934 and Sarbanes/Oxley, (c) to provide financial analysis and support to operations management, (d) to provide management reports and support to the Company's Board of Directors (“Board”) and (e) to perform such other duties as the Executive from time to time may be assigned.  Executive will report to the Company's Chief Executive Officer.

3.2           Except during vacation periods or in accordance with the Company’s personnel policies covering Executive leaves and reasonable periods of illness or other incapacitation, Executive shall devote his services to the Company’s Business and interests in a manner consistent with Executive’s title and office and the Company’s needs for his services.

3.3           Executive shall perform his duties in good faith and in a manner which he honestly believes to be in the best interests of the Company, and with such care, including reasonable inquiry, as an ordinary prudent person in a like position would use under similar circumstances.  Executive shall at all times be subject to and shall observe and carry out such reasonable rules, regulations, policies, directions and restrictions as may be established and communicated to him from time to time by the Board.

3.4           Executive’s employment by the Company shall be exclusive.  Therefore, until and unless Executive’s employment is terminated, Executive shall not:

(a)	directly or indirectly, for any purposes whatsoever, provide services to, or be employed in any capacity by, any legal or natural person other than the Company while he is employed by the Company; or

(b)
directly or indirectly, without the Company’s prior written consent, significantly participate in any business, enterprise or undertaking other than in connection with his employment by the Company.  Outside personal, social or charitable activities are not prohibited so long as Executive’s participation does not impair his performance of his Duties and obligations under this Employment Agreement.

3.5           Executive acknowledges that he is and shall be providing personal services to the Company of a special, unique, unusual and extraordinary character requiring extraordinary ingenuity and effort by Executive.  Executive further acknowledges that the Company would suffer continuing and irreparable injury which can not be adequately compensated by an award of monetary damages or through other legal remedies.  Accordingly, Executive agrees that the Company shall be entitled to such injunctive relief as may be required to enforce the provisions of this Article 3 (including without limitation Section 3.4 above), in addition to any other legal or equitable remedies Company may have to enforce such provisions.

4.           Place of Performance; Relocation; Election to Terminate Employment.

4.1           Executive shall perform his Duties (except for reasonable work related travel) at the Company’s corporate headquarters located at 1301 North Tustin Avenue, Santa Ana, California, or at such other location as the Company may designate in Orange County, California.  In the event the Executive is required to perform his duties at a location which is more than 25 miles from the Company’s current corporate headquarters, it shall reimburse Executive for reasonable travel and lodging expenses.

4.2           In Executive’s sole discretion, upon a permanent relocation of his place of work outside of Orange County, California (a “Permanent Relocation”), the Executive shall have the right to terminate his employment “for cause” within the meaning of, and as provided in, Section 6.2(a).  This right is conditioned on Executive giving written notice to the Company within thirty (30) days from receipt of written notification of a Permanent Relocation.  Upon giving his notice of termination to the Company, the time periods set forth in Section 6.2 shall begin to run.  A relocation shall be considered permanent for purposes of this paragraph if (i) the Company has notified Executive or otherwise announced publicly that its corporate operations will be moved outside of Orange County, California or (ii) Executive is required to work outside of Orange County, California for more than one hundred eighty (180) calendar days in any continuous twelve (12) month period.

5.           Compensation; Benefits.

5.1           Base Salary.

(a)
Subject to Executive’s performance of all his Duties and other obligations under this Employment Agreement, Company shall pay Executive a base salary at a rate of Four Hundred Twenty Two Thousand Dollars ($422,000) on a per annum basis.

(b)
Executive’s base salary shall be payable in biweekly or other periodic installments in accordance with the Company’s payroll procedures in effect from time to time.  The base salary is subject to mandatory Federal, State or local withholdings, e.g. income taxes, FICA, disability, unemployment, etc.

(c)
Executive’s base salary shall be reviewed each year no later than 120 days after the end of the Company’s fiscal year by the Board’s Compensation Committee, which shall have discretion to make adjustments at such times and to set the effective date of any such adjustments.  In no event, however, shall Executive’s base salary be decreased as a result of such reviews.

5.2           Bonus.  No later than sixty (60) days after the end of each fiscal year (currently March 31), the Executive and the Compensation Committee shall agree on performance requirements, incentive opportunities and other performance goals (collectively, “Performance Targets”) for the next fiscal year, and such Performance Targets shall be reduced to writing.  Within one hundred twenty (120) days after the end of each fiscal year, the Board shall determine in its discretion the amount of bonus to be paid to Executive for the fiscal year then ended based on the Executive’s achievement of his Performance Targets (the “Bonus”), and the Bonus shall be paid no later than one hundred twenty (120) days after the end of the fiscal year.  Executive and Company acknowledge that the Board, with the assistance of the Board’s Compensation Committee, is currently in the process of reviewing and revising the Company’s annual executive bonus program (“AIP”). Executive agrees to be bound to the terms of any such revised AIP if and when the Board adopts the same.

5.3           Stock Options.  In connection with his employment hereunder, the Executive has received a grant of stock options in accordance with the terms of that certain Notice of Stock Option Award in Executive’s favor.  In addition to receiving the Award, during the term of this Employment Agreement Executive shall be eligible to participate in the Company’s stock incentive plan (“SIP”) in the same manner as Company’s other senior executives, as the Board may amend the SIP from time to time.

5.4           Medical Insurance.  Executive shall receive medical, dental, vision and/or other health insurance in the same manner and scope as the Company’s other senior executives, and the Company shall pay or reimburse 100% of Executive’s share of insurance premiums for such coverage, if any.

5.5           Expenses.  Company shall reimburse Executive for appropriate, reasonable business expenses incurred by Executive, in accordance with the Company’s general policy applicable to Company’s other senior executives.  Company shall pay, or reimburse Executive for, the reasonable costs for Executive to maintain membership(s) in professional organizations which relate to the Company’s Business.

5.6           Life and Disability Insurance and Retirement Plan.  Executive shall be entitled to participate in the Company’s standard group and executive benefit plans during the term of his employment, including short-term disability, long-term disability (providing benefits equal to no less than 80% of Executive’s earnings), term life insurance (providing at least $1,000,000 in benefits) and long term care coverage for Executive and Executive’s spouse; provided, however, that the Company shall only be required to provide such amounts of coverage to the extent they are commercially available at reasonable rates for executive policies.  The Executive shall also be entitled to participate in pension and retirement plans that may be maintained by the Company for the benefit of the Company’s other senior executives.

5.7           Automobile Allowance.  Executive shall receive an allowance for an automobile and automobile insurance in the aggregate amount of One Thousand Dollars ($1,000) per month.

5.8           Cellular Telephone.  Executive shall receive reimbursement for reasonable expenses associated with Executive’s use of a cellular telephone in performing Executive’s Duties.

5.9           Vacation.  Executive shall be entitled to four (4) weeks of paid vacation for every twelve (12) consecutive months of employment under this Employment Agreement.  Executive may accrue a maximum of four (4) weeks vacation at any time.

5.10           Other Employee Benefits.  Executive shall receive all other employee benefits and participate in all other employee benefit plans provided to the Company’s other senior executives and receive any new benefits provided to any other senior executive of the Company and benefit amounts no less than any other senior executive.

6.           Termination.

6.1           By Company “for cause”.

(a)
Notwithstanding any other provision in the Employment Agreement, the Company may terminate Executive’s employment at any time “for cause”.  For purposes of this Section 6.1, the term “for cause” shall mean (i) Executive is convicted of, or pleads nolo contendere (no contest) to, any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved or involving moral turpitude; (ii) Executive has committed an act of actual fraud, moral turpitude, misappropriation of funds or embezzlement in connection with his duties under this Employment Agreement; (iii) Executive’s willful misconduct in the performance of his duties hereunder or willful and repeated failure or refusal to perform such duties as may be delegated to him commensurate with his position; or (iv) Executive is in material breach of his obligations under this Employment Agreement.

(b)
Notwithstanding Company’s termination of Executive “for cause,” under this Section 6.1, Company shall pay Executive all accrued base salary (not including any Bonus or AIP awards), accrued vacation pay or other Paid Time Off, expenses, benefits, and vested stock options, through the date of termination.  Any Bonus or AIP awards, if due, and stock or other grants which have not vested by the date of termination shall be forfeited, except for deferred bonuses for fiscal years 2008 and 2009 which have been approved but not paid, which amounts shall be paid to Executive when such deferred bonuses are actually paid by the Company to other employees who are entitled to deferred bonuses.

6.2           By Executive “for cause”.

(a)
Notwithstanding any other provision in the Employment Agreement, Executive may terminate his employment with the Company “for cause” upon sixty (60) days’ prior written notice to the Company.  For purposes of this Section 6.2 and Section 6.5(a), the term “for cause” shall mean (i) the removal of Executive as Chief Financial Officer and Executive Vice President of Finance of the Company before the end of his employment period, except by the Company “for cause” pursuant to Section 6.1; (ii) any material diminution or modification of Executive’s normal Duties, responsibilities and authority under this Employment Agreement before the end of his employment period; (iii) any material change in Executive’s direct reporting relationship to the CEO, including a change in the individual assuming the role of CEO; (iv) Company’s material breach of its obligations under this Employment Agreement; (v) the dissolution or bankruptcy of the Company; (vi) a Permanent Relocation, provided that in the event of a Permanent Relocation Executive provides timely written notice to the Company that he is exercising his termination right upon a Permanent Relocation as required under Section 4.2; or (vii) Executive is requested or instructed by the Board, any director, the Chief Executive Officer or any controlling shareholder of the Company to commit any act which would constitute a violation of law, regulation or accounting principle with respect to the Company or its financial statements.

(b)
If Executive terminates his employment “for cause” under this Section 6.2, the Company shall pay and provide to Executive certain compensation and benefits following such termination, pursuant to terms of the Severance Agreement with Mutual Releases attached hereto as Exhibit A (the “Severance Agreement”), and subject to Executive’s execution of the Severance Agreement.  Such compensation and benefits shall include continuing wages, less required withholdings, for a period of thirty-six (36) months following Executive’s delivery of a termination notice under Section 6.2(a) based on Executive’s salary level as of the date of such notice, with such period decreasing by one month for each month of service following the Effective Date but no less than twenty-four (24) months (e.g., 30 months of severance if a termination notice is delivered during the sixth month following the Effective Date, and 24 months of severance if a termination notice is delivered anytime after the one-year anniversary of the Effective Date), plus all benefits, health, dental and life insurance, bonuses which are customarily paid and normal vesting of stock options during such period, but will not include accrual of additional Paid Time Off, vacation or other sick pay benefits.  The cash portion of such payments will be made according to the Executive’s normally scheduled payroll cycle following Executive’s last day worked.  The Company’s obligations under the Severance Agreement shall be conditioned on, and shall not commence until, the occurrence of each of the following: (i) Executive’s timely execution and delivery of the Severance Agreement to Company within fifty-three (53) days after Executive gives Company written notice of the effective date of termination and the reason(s) therefor, and (ii) the expiration of seven (7) days, after Executive’s delivery of the executed Severance Agreement to Company, without Executive having revoked his acceptance of the Severance Agreement.  In no event, however, shall Company have any obligation to provide compensation and benefits under the Severance Agreement (x) while Company is still paying compensation and providing benefits under the terms of this Employment Agreement and (y) until after the effective date of Executive’s termination. The compensation and benefits described above in this paragraph, subject to the conditions stated above, are collectively referred to herein as the “Severance Package”.

(c)
The Company shall pay and deliver to Executive all accrued base salary (not including any Bonus or AIP awards), accrued vacation pay or other Paid Time Off, expenses, benefits, and vested stock options, through and upon the effective date of termination under this Section 6.2, irrespective of whether Executive signs and/or delivers the Severance Agreement.  Within sixty (60) days following the effective date of termination, the Board or Compensation Committee shall evaluate whether the Executive is entitled to receive a Bonus or AIP award for the partial year served by the Executive based on the performance criteria provided for in the applicable Bonus or AIP program, and shall exercise its reasonable discretion in applying such performance criteria to the Executive’s partial year performance.  Restricted stock, options or other equity grants which have not vested by the date of termination shall continue to vest through the period that severance is paid.

6.3           By Company “without cause”.

(a)
During the final one hundred twenty (120) days of the initial three-year period of Executive’s employment and any one-year renewal periods, the Company may elect not to renew Executive’s employment for a successive one-year period by providing written notice to Executive of the Company’s election not to renew, in which case Executive’s employment shall terminate at the end of the period during which notice is provided.  In such event, Executive shall continue to receive all compensation and benefits provided in this Employment Agreement and shall continue to work (unless requested otherwise by the Company) until the end of the applicable employment period.

(b)
If Company elects not to renew Executive’s employment under this Section 6.3, the Company shall pay and provide to Executive the Severance Package commencing at the conclusion of his employment period and subject to the conditions and limitations applicable to the Severance Package set forth in Section 6.2(b).

(c)
The Company shall pay and deliver to Executive all accrued base salary (not including any Bonus or AIP awards), accrued vacation pay or other Paid Time Off, expenses, benefits, and vested stock options, through and upon the effective date of termination under this Section 6.3, irrespective of whether Executive signs and/or delivers the Severance Agreement.  Within sixty (60) days following the effective date of termination, the Board or Compensation Committee shall evaluate whether the Executive is entitled to receive a Bonus or AIP award for the partial year served by the Executive based on the performance criteria provided for in the applicable Bonus or AIP program, and shall exercise its reasonable discretion in applying such performance criteria to the Executive’s partial year performance.  Restricted stock, options or other equity grants which have not vested by the date of termination shall continue to vest through the period that severance is paid.

6.4           By Executive “without cause”.

(a)
During the final one hundred twenty (120) days of the initial three-year period of Executive’s employment and any one-year renewal periods, Executive may elect not to renew his employment for a successive one-year period by providing written notice to the Company of his election not to renew, in which case Executive’s employment shall terminate at the end of the period during which notice is provided.  In such event, Executive shall continue to work (unless requested otherwise by the Company) until the end of the applicable employment period.

(b)
The Company shall pay Executive all accrued base salary (not including any Bonus or AIP awards), accrued vacation pay or other Paid Time Off, expenses, benefits, and vested stock options, through and upon the effective date of termination under this Section 6.4.  Any Bonus or AIP awards and stock or other grants which have not vested by the date of termination shall be forfeited.

6.5           Change of Control.

(a)
If, following the Effective Date, a Change of Control occurs and, within twelve (12) months following the consummation of such Change of Control, the Executive terminates his employment “for cause” (as defined in Section 6.2(a)) or his employment is terminated for any other reason (other than by the Company “for cause” under Section 6.1 or a non-renewal by the Company under Section 6.3), then the Company (or its successor if applicable) shall pay and provide to Executive the Severance Package commencing from the date of delivery of notice of termination, subject to the conditions and limitations applicable to the Severance Package set forth in Section 6.2(b).

(b)
The Company shall pay and deliver to Executive all accrued base salary (not including any Bonus or AIP awards), accrued vacation pay or other Paid Time Off, expenses, benefits, and vested stock options, through and upon the effective date of termination under this Section 6.5, irrespective of whether Executive signs and/or delivers the Severance Agreement.  Within sixty (60) days following the effective date of termination, the Board or Compensation Committee shall evaluate whether the Executive is entitled to receive a Bonus or AIP award for the partial year served by the Executive based on the performance criteria provided for in the applicable Bonus or AIP program, and shall exercise its reasonable discretion in applying such performance criteria to the Executive’s partial year performance.  Restricted stock, options or other equity grants which have not vested by the date of termination shall continue to vest through the period that severance is paid.

(c)
For purposes of this Employment Agreement, the term “Change of Control” shall mean the occurrence of any of the following events:  (i) any sale or exchange of the capital stock of the Company in one transaction or a series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities that was not the holder of at least fifty percent (50%) of the outstanding voting securities of the Company on the Effective Date, provided, however, that the sale of securities by the Company to bona fide investors in one transaction or series of related transactions intended primarily to raise capital for the Company shall not be deemed a Change of Control hereunder; (ii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; (iii) the consummation of a transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company to a non-affiliate of the Company; or (iv) the change in membership of more than fifty percent (50%) of the directors of the Company in a one year period, not counting the election or appointment of new directors whose nomination for election or appointment to the Board is recommended or approved by a majority vote of the Board.

6.6           Death or Disability.

(a)
Executive’s employment hereunder shall terminate in the event Executive dies or becomes permanently disabled.  Executive shall be deemed “permanently disabled” for purposes of this Employment Agreement if he is unable, by reason of illness, accident, or other physical or mental incapacity, to perform substantially all of his normal duties for a continuous period of ninety (90) days.

(b)
If Executive’s employment is terminated on account of his death or disability, Company shall pay and provide to Executive or, if Executive is incompetent or deceased, his representative, attorney-in-fact, conservator, surviving spouse, heir(s), representative, trust or estate, as appropriate (hereinafter, “Executive’s Representative”) the Severance Package for a period of twelve (12) months, upon execution of the Severance Agreement by Executive or Executive’s Representative.

(c)
Company shall pay and deliver to Executive (or Executive’s Representative, if applicable) all accrued base salary (not including any Bonus or AIP awards), accrued vacation pay or other Paid Time Off, expenses, benefits, and vested stock options, through and upon the effective date of termination, irrespective of whether Executive or Executive’s Representative signs and/or delivers the Severance Agreement.

6.7           No Mitigation Required; Single Severance Package.

(a)	Executive shall not be required to seek other employment as a condition to the Company’s payment and providing of the Severance Package under this Article 6.

(b)
If a Severance Package is due to Executive under more than one section within this Article 6, Executive shall only be entitled to receive one Severance Package, and severance shall be payable for the longest period applicable to the situation triggering such severance.

6.8           Future Cooperation.

(a)
Executive agrees to cooperate with the Company and use his best efforts in responding to all reasonable requests by the Company for assistance and advice relating to matters and procedures in which Executive was involved or which Executive managed or was responsible for while employed by the Company.

(b)
Executive also represents and agrees to cooperate in the Company’s defense or prosecution of any claim or other action which arises, whether civil, criminal, administrative or investigative, in which Executive’s participation is required in the best judgment of the Company by reason of his former employment with the Company.  Upon the Company’s request, Executive will use his best efforts to attend hearings and trials, to assist in effectuating settlements, and to assist in the procuring of witnesses, producing evidence, and in the defense or prosecution of said claims or other actions.  Company shall reimburse Executive for all reasonable legal expenses, including without limitation attorneys’ fees and costs, incurred by Executive in connection with Executive’s performance of his obligations under this Subsection 6.8(b).

6.9           Non-Disparagement.  Executive agrees that he will not make derogatory or disparaging statements about Company or any other affiliate companies and their employees, officers and directors.  Executive shall not induce or incite claims of discrimination, wrongful discharge, sexual or other forms of harassment, breach of contract, tortious acts, or any other claims of any type whatsoever against Company by any other person or employee, relating to such individual’s employment or business dealings with Company.

7.           Indemnification of Executive.

7.1           To the extent permitted by law, Company shall defend, indemnify and hold Executive harmless from and against any and all losses, liabilities, damages, expenses (including attorneys’ fees and costs), actions, causes of action or proceedings arising directly or indirectly from Executive’s performance of this Employment Agreement or services as an employee of Company, acting within the scope of Executive’s employment.

7.2           The Company shall control the defense of such claim(s).  The indemnification contained in this Article 7 shall be in addition to any right of indemnification to which Executive may be entitled under Company’s Articles of Incorporation and Bylaws.

8.           Confidentiality and Exclusivity.

8.1           Confidentiality.  During and after Executive’s employment under this Employment Agreement, Executive shall not (a) voluntarily, directly or indirectly communicate, in any manner to any legal or natural person (except as required by applicable law or in connection with the performance of his duties and responsibilities as an Executive under this Employment Agreement); or (b) use or otherwise appropriate for Executive’s own or any third party’s benefit, any Confidential Information.  “Confidential Information” shall include (without limitation) information made available to, obtained by or developed by Executive during the course of his employment relating or pertaining to the Company’s trade secrets, financial information, technical information and for business plans and strategies.  Executive shall use his best efforts, and cooperate with the Company, to maintain the secrecy of and limit the use of such Confidential Information.

8.2           Proprietary Rights; Materials.  All documents, memoranda, reports, notebooks, correspondence, files, lists and other records, and the like, designs, drawings, specifications, computer software and computer equipment, computer printouts, computer disks, and all photocopies or other reproductions thereof, affecting or relating to the Business of the Company, which Executive shall prepare, use, construct, observe, possess or control (“Company Materials”), shall be and remain the sole property of the Company. Executive shall deliver promptly to the Company all such Company Materials and other Company Property (e.g. tangible property, credit cards, entry cards, pagers, identification badges, cellular phones, and keys) upon termination of his employment.

9.           No Assignment.

9.1           Executive and Company shall not assign this Employment Agreement to any third party without the written consent of the other party to this Employment Agreement; provided, however, that Company’s assignment of this Employment Agreement to a legal person in which Company has a controlling interest shall not be deemed a prohibited assignment under this Article 9.

9.2           Except as provided in the final sentence of this Section 9.2, upon a prohibited assignment by the Company, Executive shall have the right, in Executive’s sole discretion, to elect to terminate his employment “for cause” as provided in Section 6.2 and to receive the Severance Package.  Executive shall be deemed to have conclusively waived such right, however, if (a) Executive does not give ten (10) days prior written notice to Company of his intent to elect to terminate his employment under this Section 9.2 or otherwise, and (b) Executive’s ten (10) days notice to Company is not sent within thirty (30) days from Executive’s receipt of written notification by the Company that the Employment Agreement has been assigned to a third party.  Executive shall not have the right to terminate his employment under this Section 9.2 if Company successfully revokes or is able to rescind the prohibited assignment within the ten (10) days following receipt of Executive’s written notice of his intent to terminate his employment.

10.           Binding Arbitration.

10.1           Any controversy between Company and Executive involving the construction or application of any of the terms, provisions or conditions of this Employment Agreement shall be submitted to binding arbitration if one Party sends a written demand for binding arbitration to the other Party. The provisions of this Article 10 shall also apply to any claim(s) by Executive of employment discrimination under federal or state law.  Company and Executive shall both be deemed to have waived the right to litigate the claim in any federal or state court if either party tenders a written request for arbitration of any such claim(s).

10.2           Prior to commencement of, and as a condition of, any arbitration, however, the Parties agree to first attempt to resolve any dispute before a neutral mediator in a non-binding mediation.  The mediation shall take place within thirty (30) days of written notice by either Party of any such dispute.  The mediator shall be (a) a California licensed attorney with at least fifteen (15) years experience in, and an emphasis in, California and federal employment law, or (b) a retired or former judge of the Superior Court of the State of California or of the Court of Appeals of the State of California (“Mediator”). The Mediator shall be selected by the same process used for the selection of an Arbitrator, as described in Section 10.5, below.  The Parties agree that mediation shall not exceed one (1) day in duration.

10.3           Arbitration shall comply with and be governed by the provisions of the California Arbitration Act, unless otherwise precluded by California or Federal law.  The Federal Arbitration Act shall apply only if enforcement of a particular provision of the California Arbitration Act would undermine the goals and policies of the Federal Arbitration Act.

10.4           Any demand to arbitrate shall be deemed to have been made on the date actually received by the party upon whom it is served and, for purposes of the statute of limitations, shall have the same effect as if suit had been filed on the date the demand is made.  Any demand to arbitrate any claim arising from or in connection with his Employment Agreement must be received within six (6) months after the claim first arose, notwithstanding any other statute of limitations providing for a longer period of time, unless otherwise forbidden by law.

10.5           The arbitration shall occur in Orange County, California, before a neutral, single retired or former judge of the Superior Court of the State of California or of the Court of Appeals of the State of California (“Arbitrator”).  The parties shall agree upon an Arbitrator within ten (10) days after the demand is made.  If the Parties cannot agree on an arbitrator, then any of them may apply to the Orange County Superior Court for an order appointing an Arbitrator who meets the requirements of this Section 10.5.

10.6           The Arbitrator shall have exclusive jurisdiction over all legal and equitable claims, issues and remedies, so all types of relief available in a judicial proceeding shall be available to the Parties in the Arbitration.  The Parties may use the Orange County Superior Court or, only if required, the Federal Court in Orange County, to enforce the Arbitrator’s rulings and awards.  Discovery, including depositions for the purpose of discovery, shall be broadly permitted, and the provisions of the California Code of Civil Procedure §1283.05 shall apply.

10.7           The Arbitrator shall prepare a written award, after conclusion of the arbitration, stating the essential findings and conclusions upon which the award is based, so as to permit judicial review of the award.

10.8           Company shall pay all the Arbitrator’s fees and the arbitration administrative costs (if any) as well as any other fees or costs (if any) which may be required by law in connection with enforcement of the arbitration provisions under this Article 10.

11.           Notices.  Any notices required or permitted to be sent under this Employment Agreement may be personally delivered, sent by overnight mail or overnight delivery service (e.g. Federal Express) or mailed by registered or certified mail, return receipt requested.  Receipt of any notice shall be conclusively be deemed complete, according to the following:  (a) personal delivery shall be deemed received the same day; (b) overnight mail or overnight delivery service shall be deemed complete the next day, Sundays and holidays excepted; (c) certified or registered mail shall be deemed complete upon recipient’s execution of the receipt.  Notices shall be sent to the following addresses until and unless changed by a Parties written notice to the other Party:

If to Company:
Integrated Healthcare Holdings, Inc
1301 North Tustin Avenue
Santa Ana, California 92705
Attention:  General Counsel

If to Executive:
Steven Blake

12.           Captions.  The captions of the sections of this Employment Agreement are solely for the convenience of the undersigned, are not a part of this Employment Agreement, and shall not be used for the interpretation of any provision of this Employment Agreement.

13.           Continuing Obligations.  The rights and obligations of Executive and Company set forth in Articles 6, 7, 8 and 10 shall survive the termination of Executive’s employment and the expiration of this Employment Agreement.

14.           Attorneys’ Fees.  In the event of a dispute between the Company and Executive relating to this Employment Agreement, the prevailing party shall be entitled to recover his or its reasonable legal fees and costs from the other party.

15.           Severable Provisions.  The provisions of this Employment Agreement are severable.  If any provision shall be determined to be unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16.           Non-Waiver.  The failure of either party to insist on strict compliance with any of the terms and conditions of this Employment Agreement by the other party shall not be deemed a waiver of that term or condition.  The waiver or relinquishment of any right or power at any one time or times may be deemed a waiver or relinquishment of that right or power for all or any other times.

17.           Entire Agreement.  This Employment Agreement is the full and complete agreement between Company and Executive.  There are no other agreements of any kind.  This Employment Agreement supersedes all prior agreements.  This Employment Agreement can only be modified by a writing signed by both Parties.

18.           Applicable Law; Venue.  This Employment Agreement is entered into and is to be performed in Orange County, California.  The Employment Agreement shall be governed by the laws of the State of California.  The Parties agree venue shall conclusively be deemed to lie in Orange County, California in the event of any arbitration or litigation.  The Parties acknowledge and agree that this is a material provision without which Company would not have executed this Employment Agreement.

19.           Photocopies and Counterparts.  This Employment Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one complete instrument.  Photocopies and facsimiles of such signed counterparts may be used in lieu of the originals for any purpose.

20.           Authority.  Any person or entity purporting to have the authority to enter into this Employment Agreement on behalf of or for the benefit of any other person or entity hereby warrants that it has such authority.

21.           Interpretation of Employment Agreement.  In determining the meaning of, or resolving any ambiguity with respect to, any word, phrase or provision of this Employment Agreement, this Employment Agreement shall be construed with the understanding both Parties were responsible for, and participated in, its preparation.  Section 1654 of the Civil Code shall not apply.

22.           Separate Counsel Encouraged.  Executive represents that has been advised to review this Employment Agreement with his own attorney before executing this Employment Agreement.

[Signature Page Follows]

EACH OF THE UNDERSIGNED HAS CAREFULLY READ, UNDERSTANDS AND AGREES TO EVERY PROVISION CONTAINED IN THIS EMPLOYMENT AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Amendment to be duly executed and delivered as of the day and year first written above.

INTEGRATED HEALTHCARE HOLDINGS, INC. a Nevada corporation By:/s/ Kenneth K. Westbrook KENNETH K. WESTBROOK President and Chief Executive Officer
/s/ Steven Blake STEVEN BLAKE

EXHIBIT A

SEVERANCE AGREEMENT WITH MUTUAL RELEASES

         This SEVERANCE AGREEMENT WITH MUTUAL RELEASES (“Severance Agreement”) is between Integrated Healthcare Holdings, Inc. (“Employer”) and Steven Blake (“Employee”). The agreed form of this Severance Agreement is attached as Exhibit A to a certain Amended and Restated Employment Agreement between Employer, as Company, and Employee, as Executive, executed on March 29, 2010 (“Employment Agreement”). This Severance Agreement shall be effective as of date it has been fully executed by both Employer and Employee.

WHEREAS, Employer’s obligation to pay the “Severance Package” (as such term is defined in the Employment Agreement) under Section 6.2, 6.3, 6.5 or 6.6 of the Employment Agreement, as applicable, subject to the limitations set forth in Section  6.7 of the Employment Agreement, is conditioned upon Employee’s execution and delivery of this Severance Agreement to Employer in a timely manner.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto do hereby agree as follows:

AGREEMENT

1.           TERMINATION OF EMPLOYMENT.  Employee’s employment was [or shall be] terminated on ___________________  pursuant to Section(s) ______________ of the Employment Agreement. Unless otherwise provided in a writing, executed by both Employer and Employee, Employee shall not be required to, and shall not, render any services after the termination of employment (“Termination”) and, further, shall not be authorized to represent the Employer in any capacity or for any purpose.

2.           SEVERANCE PAYMENT.  Employer acknowledges and affirms its obligation to pay the “Severance Package” (as such term is defined in the Employment Agreement) under Section 6.2, 6.3, 6.5 or 6.6 of the Employment Agreement, as applicable, subject to the limitations set forth in Section 6.7 of the Employment Agreement, upon the execution and delivery of this Severance Agreement by Employee or “Executive’s Representative” (as defined in the Employment Agreement in the case of death or disability of Employee).

3.	MUTUAL RELEASES.

3.1           Employee releases Employer, and Employer releases Employee, from any and all known and unknown claims of any nature, including (without limitation) any claims arising from or otherwise related to Employee’s employment by Employer, including (without limitation) any employment agreement of any kind whatsoever, or any amendment thereto.

3.2           Employee’s release of “Employer” means Employee waives, releases and forever discharges Employer and each of its current and former affiliates, subsidiaries, parents, divisions, successors, predecessors and assigns, as well as each of their respective past and present agents, directors, officers, shareholders, partners, insurers, representatives, consultants, attorneys and employees (collectively referred to as “Employer Releasees”), and each of them, from any and all claims of any kind or nature, whether known or unknown or suspected or unsuspected, which Employee now owns or holds, or has at any time before the date he signs this Severance Agreement, owned or held against Employer and the Employer Releasees, and each of them.

3.3           The phrase “any and all known and unknown claims” as used in this Severance Agreement includes, but is not limited to, all claims, demands, causes of action, complaints, or actions of any kind, whether known or unknown, anticipated or unanticipated, suspected or unsuspected, past or present, contingent or fixed including which either Employee or Employer may have. “[A]ny and all known and unknown claims”, includes (but is not limited to): (a) any and all claims based on tort or contract; (b) any and all claims arising under federal, state or local law or statute, including, but not limited to any and all claims arising under Title VII of the Civil Rights Act of 1975, as amended, 42 U.S.C. ss.2000e, et seq., the Americans with Disabilities Act, 42 U.S.C. ss.12101, et seq., the Family and Medical Leave Act of 1993, 29 U.S.C., ss. 2601, et seq., the California Family Rights Act, Cal. Gov’t Code ss. 12945.2, the California Fair Employment and Housing Act, Cal. Govt Code ss.12900, et seq., and any other federal, state or local fair employment practice or civil rights law, ordinance or executive order; and (c) any and all claims arising out of, related to or connected with the employment of Employee by Employer, the terms and conditions and/or separation of that employment, and any employment practice, policy or decision of, or omission or action taken by, the Employee or Employer, and each of them, including, but not limited to, any claims for wrongful discharge, misrepresentation, defamation, fraud, fraudulent inducement or emotional distress.

3.4           Employer and Employee understand that each of their releases includes all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, including, without limitation, any and all claims or obligations arising from or related in any way to any initiated action of any kind. All rights under Section 1542 of the Civil Code of California, or under any other state statute or case law which is substantially similar to Section 1542 in language or effect, are hereby expressly waived. Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or  suspect to exist in his favor at the time of executing the release, which if known  by him must have materially affected his settlement with the debtor.”

Employer and Employee understand that facts different from, or in addition to, those which are now known or believed to be true with respect presently asserted or any other possible claims may be discovered at a later date, but agrees that the releases contained herein shall be and remain effective in all respects  notwithstanding such different or additional facts or the discovery thereof.

3.5           Employee specifically, voluntarily, and knowingly waives any claims or causes of action he may have under the Age Discrimination in Employment Act (“ADEA”) and pursuant to the Older Workers Benefit Protection Act (“OWBPA”). In this regard, Employee specifically acknowledges the following:

(a)          Employee is aware of his right to consult with, and specifically has been given the opportunity to and has been advised to consult with Employee’s own independent counsel regarding his rights under both of these Acts, as well as this entire Severance Agreement, prior to signing this Severance Agreement.

(b)          Employee has the right to, and was given, twenty-one (21) days within which to consider the provisions of this Severance Agreement if ADEA and OWBPA are applicable, although Employee may sign and return it sooner. Employee has decided to voluntarily execute the Severance Agreement now and, therefore, waives this right.

(c)           Employee understands he has the right to revoke this Severance Agreement for a period of seven (7) days after its execution. Accordingly, this Severance Agreement shall not become effective or enforceable until the eighth day following Employee’s execution of this Severance Agreement.

(d)           Employee represents he has been given the opportunity to and has, in fact, read this entire Severance Agreement, that it is in plain language, and that Employee has had all questions (if any) regarding its meaning answered to Employee’s satisfaction.

(e)           Employee fully understands the terms, contents and effects of this Severance Agreement and understands that it is a FULL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS (if any) against Employer and any and all Employer Releasees, including all rights under the ADEA and OWPA. The releases contained herein are not a waiver of claims that may arise after the date of this Severance Agreement;

(f)           Employee represents he has entered into this Severance Agreement knowingly and voluntarily in exchange for the promises contained herein and, except as stated herein, no other representations have been made to Employee to induce or influence Employee’s execution of this Severance Agreement.

4.           FUTURE COOPERATION. As additional consideration for the compensation and benefits described in this Severance Agreement, notwithstanding his termination, Employee agrees as follows:

4.1           Employee shall cooperate with the Employer and use his best efforts in responding to all reasonable requests by the Employer for assistance and advice relating to matters and procedures in which Employee was involved or which Employee managed or was responsible for while employed by Employer.

4.2           Employee also shall cooperate in the Employer’s defense or prosecution of any claim or other action which arises, whether civil, criminal, administrative or investigative, in which Employee’s participation is required in the best judgment of the Employer by reason of his former employment with Employer. Upon Employer’s request, Employee will use his best efforts to attend hearings and trials, to assist in effectuating settlements, and to assist in the procuring of witnesses, producing evidence, and in the defense or prosecution of said claims or other actions.

5.           NON-DISPARAGEMENT. As additional consideration for the compensation and benefits described in this Severance Agreement, notwithstanding his termination, Employee shall not make derogatory nor disparaging statements about Employer or any other affiliate companies and their employees, officers and directors. Employee shall not induce or incite claims of discrimination, wrongful discharge, sexual or other forms of harassment, breach of contract, tortious acts, or any other claims of any type whatsoever against Employer by any other person or employee, relating to such individual’s employment or business dealings with Employer.

6.	CONFIDENTIALITY; RETURN OF MATERIALS.

6.1           During employment and after termination of his employment, Employee shall not (a) voluntarily, directly or indirectly communicate, in any manner to any legal or natural person (except as required by applicable law or in connection with the performance of his duties and responsibilities as an Employee hereunder) or (b) use or otherwise appropriate for Employee’s own or any third party’s benefit any “confidential information” (the “Confidential Information”). Confidential Information shall be defined to include (without limitation) information made available to, obtained by or developed by Employee during the course of his employment relating or pertaining to Employer’s trade secrets, financial information, technical information and/or business plans and strategies. Employee shall use his best efforts, and cooperate with the Employer, to maintain the secrecy of and limit the use of such Confidential Information.

6.2           All documents, memoranda, reports, notebooks, correspondence, files, lists and other records, and the like, designs, drawings, specifications, computer software and computer equipment, computer printouts, computer disks, and all photocopies or other reproductions thereof, affecting or relating to the business of Employer, which Employee shall prepare, use, construct, observe, possess or control (“Employer Materials”) shall be and remain the sole property of the Employer. Employee shall deliver promptly to the Employer all such Employer Materials and other Employer Property (e.g. tangible property, credit cards, entry cards, pagers, identification badges, cellular phones, and keys) upon termination of his employment.

7.	BINDING ARBITRATION.

7.1           Any controversy between Employer and Employee involving the construction or application of any of the terms, provisions or conditions of the Severance Agreement shall be submitted to binding arbitration if either Employer of Employee sends, via certified mail, return receipt requested, a written demand for binding arbitration to the other party. A controversy under this Section 7 shall include any claim by Employee of employment discrimination under federal or state law. Employer and Employee shall both be deemed to have waived the right to litigate the claim in any federal or state court if either party tenders a written request for arbitration of any such claim(s).

7.2           Prior to commencement of, and as a condition of, any arbitration, the Employer and Employee agree to first attempt to resolve any dispute before a neutral mediator in a non-binding mediation. The mediation shall take place within thirty (30) days of written notice by either party of any such dispute. The mediator shall be a California licensed attorney with at least fifteen years experience in and an emphasis in California and Federal Employment Law, or a retired or former judge of the Superior Court of the State of California or of the Court of Appeals of the State of California (“Mediator”). The Mediator shall be selected by the same process used for the selection of an Arbitrator, as described in Sub-section 7.5 below. Employer and Employee agree that mediation shall not exceed one (1) day in duration.

7.3           The arbitration shall comply with and be governed by the provisions of the California Arbitration Act, unless otherwise precluded by California or Federal law. The Federal Arbitration Act shall apply only if enforcement of a particular provision of the California Arbitration Act would undermine the goals and policies of the Federal Arbitration Act.

7.4           Any demand to arbitrate shall be deemed to have been made on the date actually received by the party upon whom it is served and, for purposes of the statute of limitations, shall have the same effect as if suit had been filed on the date the demand is made. Any demand to arbitrate any claim arising from or in connection with this Severance Agreement must be received within six (6) months after the claim first arose, notwithstanding any other statute of limitations providing for a longer period of time, unless otherwise contrary to law.

7.5           The arbitration shall occur in Orange County, California, before a neutral, single retired or former judge of the Superior Court of the State of California or of the Court of Appeals of the State of California (“Arbitrator”). The parties shall agree upon an Arbitrator within ten (10) days after the demand is made. If the parties cannot agree on an Arbitrator, then any of them may apply to the Orange County Superior Court for an Order appointing an Arbitrator who meets the requirements of this Sub-section 7.5.

7.6           The Arbitrator shall have exclusive jurisdiction over all legal and equitable claims, issues and remedies, making all types of relief available in a judicial proceeding available to Employer or Employee in the arbitration. Employer or Employee may use the Orange County Superior Court or, only if required, the Federal Court in Orange County to enforce the Arbitrators rulings and awards. Discovery, including depositions for the purpose of discovery, shall be broadly permitted, and the provisions of the California Code of Civil Procedure ss.1283.05 shall apply.

7.7           The Arbitrator shall prepare a written award after conclusion of the arbitration stating the essential findings and conclusions upon which the award is based, so as to permit judicial review of the award.

7.8           Employer shall pay all the Arbitrator’s fees and the arbitration administrative costs (if any) as well as any other fees or costs (if any) which may be required by law for the enforcement of this arbitration provision.

7.9           The rights and obligations of Employee and Employer set forth in this Section 7 shall survive the termination or other expiration of this Severance Agreement

MISCELLANEOUS PROVISIONS

8.           NOTICES. Any notices required or permitted to be sent under this Severance Agreement may be personally delivered, sent by overnight mail or overnight delivery service (E.G. Federal Express) or mailed by registered or certified mail, return receipt requested. Receipt of any notice shall be conclusively be deemed complete, according to the following: (a) personal delivery shall be deemed received the same day; (b) overnight mail or overnight delivery service shall be deemed complete the next day, Sundays and holidays excepted; or (c) certified or registered mail shall be deemed complete upon recipient’s execution of the receipt. Notices shall be sent to the following addresses until and unless changed by written notice to Employer and/or Employee:

If to Employer:
Integrated Healthcare Holdings, Inc
1301 North Tustin Avenue
Santa Ana, California 92705
Attention:  General Counsel

If to Employee:
Steven Blake

9.           CAPTIONS. The captions of the paragraphs of this Severance Agreement are solely for the convenience of the undersigned, are not a part of this Severance Agreement, and shall not be used for the interpretation of any provision of this Severance Agreement.

10.           ATTORNEYS’ FEES. In the event of a dispute between the Company and Executive relating to this Severance Agreement, the prevailing party shall be entitled to recover his or its reasonable legal fees and costs from the other party.

11.           SEVERABLE PROVISIONS. The provisions of this Severance Agreement are severable. If any provision shall be determined to be unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

12.           NON-WAIVER. The failure of either party to insist on strict compliance with any of the terms and conditions of this Severance Agreement by the other party shall not be deemed a waiver of that term or condition. The waiver or relinquishment of any right or power at any one time or times may be deemed a waiver or relinquishment of that right or power for all or any other times.

13.           ENTIRE AGREEMENT. This Severance Agreement is the full and complete agreement, and there are no other agreements between Employer and Employee regarding any of the obligations contained herein. This Severance Agreement can only be modified by a writing signed by both Employer and Employee.

14.           APPLICABLE LAW; VENUE. This Severance Agreement is entered into and is to be performed in Orange County, California. This Severance Agreement shall be governed by the laws of the State of California. Employer and Employee agree venue shall conclusively be deemed to lie in Orange County, California in the event of any arbitration or litigation. This is a material provision without which Employer would not have executed this Severance Agreement.

15.           PHOTOCOPIES AND COUNTERPARTS. This Severance Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one complete instrument. Photocopies and facsimiles of such signed counterparts may be used in lieu of the originals for any purpose.

16.           AUTHORITY. Any person or entity purporting to have the authority to enter into this Severance Agreement on behalf of or for the benefit of any other person or entity hereby warrants that it has such authority.

17.           INTERPRETATION OF SEVERANCE AGREEMENT. In determining the meaning of, or resolving any ambiguity with respect to, any word, phrase or provision of this Severance Agreement, this Severance Agreement shall be construed with the understanding both Employer and Employee were responsible for, and participated in, its preparation. Section 1654 of the Civil Code shall not apply.

18.           SUCCESSORS AND ASSIGNS. The provisions of this Severance Agreement shall inure to the benefit of and be binding upon Employer and/or Employee’s successors and assigns.

19.           NO ADMISSION OF LIABILITY. Nothing contained in this Severance Agreement shall be construed as an admission by any party of any liability of any kind to any other party or any other person.

20.           INDEMNITY RE: ASSIGNMENT OF CLAIMS. Employee and Employer represent that they have not assigned, or transferred, or purported to assign or transfer to any person, firm, or corporation any of the claims released hereunder. Employee and Employer agree to indemnify and hold each other party harmless against any claim, demand, debt, obligation, liability, cost, expense, right of action, or cause of action based on arising out of, or in connection with, any such transfer or assignment or purported transfer or assignment.

21.           SEPARATE COUNSEL ENCOURAGED. Employee represents that has been advised to review this Severance Agreement with his own attorney before executing this Severance Agreement.

EACH OF THE UNDERSIGNED PARTIES ACKNOWLEDGE BY THEIR SIGNATURE BELOW THAT EACH HAS CAREFULLY READ, UNDERSTANDS AND AGREES TO EVERY PROVISION OF THIS SEVERANCE AGREEMENT.

AGREED AND EXECUTED ON __________, 20__.

By:	__________________________ Steven Blake, Employee

INTEGRATED HEALTHCARE HOLDINGS, INC.

AGREED AND EXECUTED ON___________, 20__.

By:	__________________________ Company